Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR THIRD QUARTER 2022

QUAKERTOWN, PA (October 25, 2022) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2022 of $3,415,000, or $0.96 per share on a diluted basis. This compares to net income of $3,424,000, or $0.96  per share on a diluted basis, for the same period in 2021.  For the nine months ended September 30, 2022, QNB reported net income of $10,474,000, or $2.94 per share on a diluted basis. This compares to net income of $12,343,000 or $3.47 per share on a diluted basis, reported for the same period in 2021.

For the quarter ended September 30, 2022, the annualized rate of return on average assets and average shareholders’ equity was 0.78% and 9.20%, respectively, compared with 0.84% and 9.92%, respectively, for the third quarter 2021.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended September 30, 2022, in comparison with the same period in 2021 due to growth in net interest income.  The change in contribution from QNB Corp. for the quarter ended September 30, 2022, compared with the same period in 2021, is primarily due to the change in fair value of the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,			Nine months ended,
	9/30/2022	9/30/2021	Variance	9/30/2022	9/30/2021	Variance
QNB Bank	$4,247,000	$3,729,000	$518,000	$12,037,000	$11,070,000	$967,000
QNB Corp	(832,000)	(305,000)	(527,000)	(1,563,000)	1,273,000	(2,836,000)
Consolidated net income	$3,415,000	$3,424,000	$(9,000)	$10,474,000	$12,343,000	$(1,869,000)

Total assets as of September 30, 2022 were $1,645,068,000 compared with $1,673,340,000 at December 31, 2021. Total available for sale debt securities decreased $136,650,000, or 19.7%, to  $555,710,000, due primarily to the reduction in fair value of the portfolio, in response to the rise in interest rates during the period. Total deposits increased $26,923,000 to $1,476,668,000.  The Bank participated in both rounds of the Small Business Administration’s Paycheck Protection Program

(“PPP”).  Loans receivable, excluding PPP, grew $93,364,000 to approximately $1,005,989,000 since December 31, 2021.

“Our Bank continues to perform well.  The quarter was not supported by gains on the sale of investments, as in 2021.  This quarter, we experienced an improvement in our bank operating results, with net interest income rising and improving margins.   In the quarter, our loan outstanding exceed one billion and our loan demand was steady and with growth primarily in commercial,” said David W. Freeman, President and Chief Executive Officer.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and nine months ended September 30, 2022 totaled $11,379,000 and $33,218,000 respectively, an increase of $795,000 and $1,899,000, respectively from the same periods in 2021. Net interest margin was 2.72% for the third quarter of 2022 and for the same period in 2021.  Net interest margin was 2.72% for the nine months ended September 30, 2022, compared with 2.83% for the same period in 2021.

The yield on earning assets was 3.23% for the third quarter 2022, compared with 3.01% in the third quarter of 2021. For the nine-month period ended September 30, 2022, yield on earning assets was 3.08%, compared with 3.15% for the same period in 2021.  The cost of interest-bearing liabilities was 0.65% for the quarter and 0.46% for the nine months ended September 30, 2022, compared with 0.36% and 0.40% for the same periods in 2021.

Proceeds from average deposit growth, PPP loan forgiveness and excess cash over the past year were invested in loans, and available-for-sale securities.  Loan growth was primarily in commercial real estate  which comprised 38% of average earning assets in the first nine months of 2022 compared with 36% for the same period in 2021 and was the major contributor to the six basis-point decline in the yield on loans.  Growth in the available-for sale portfolio was primarily in mortgage-backed securities, which comprised 27% of average earnings assets in the first nine months of 2022, compared with 21% for the same period in 2021.  These increase in marketable securities as a percent of earnings assets also contributed to the reduction in net interest margin, as these securities yield less than loans.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded no provision for loan losses in the third quarter of 2022 or in the third quarter 2021.  QNB's allowance for loan losses of $11,338,000 represents 1.12% of loans receivable at September 30, 2022 compared to $11,184,000, or 1.21% of loans receivable at December 31, 2021, and $11,214,000, or 1.21% of loans receivable at September 30, 2021.  Excluding the PPP loans, which are expected to be fully forgiven within the several months, and are 100% guaranteed by the SBA, the allowance represents 1.13% of loans receivable.  Net loan recoveries were $41,000 and $154,000 for the quarter and nine months ended September 30, 2022, respectively, compared with recoveries of $12,000 and net charge-offs of $70,000 for the same periods in 2021, respectively.   Annualized net loan recoveries for the quarter and nine months ended September 30, 2022 were 0.02%  of average loans receivable for both periods.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $10,694,000, or 1.06% of loans receivable at September 30, 2022, compared with $11,672,000, or 1.26% of loans receivable at December 31,

2021, and $12,144,000, or 1.31% of loans receivable at September 30, 2021.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2022, $3,889,000, or approximately 61% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful loans totaled $17,554,000 at September 30, 2022, compared with $18,531,000 reported at December 31, 2021, and $18,946,000 at September 30, 2021.

Non-Interest Income

Total non-interest income was $484,000 for the third quarter of 2022, compared with $1,315,000 for the same period in 2021. There was a net realized gain on the sale of investments of $404,000 for the quarter ended September 30, 2021 compared with no sales or gains for the same period in 2022.  Unrealized loss on the investment equity securities was $1,174,000 for the quarter ended September 30, 2022 compared to $836,000 for the same period in 2021.   The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.36%.

Fees for services to customers increased $60,000, to $423,000 for the third quarter 2022 compared with the same period in 2021 due primarily to increased overdraft occurrences.  ATM and debit card income declined $18,000 to $669,000 for the same period due to reduced card usage when comparing the two periods.  Retail brokerage and advisory income decreased $24,000 to $194,000 attributable to decreased advisory income.

Net gain on sales of loans decreased $59,000 when comparing the third quarter of 2022 with the same period in 2021, as there was a decrease in mortgage originations when comparing the periods.    Other non-interest income decreased $48,000 when comparing the two periods. In the third quarter of 2022, the Bank recorded a life insurance benefit of $46,000.  In the third quarter of 2021, the Bank recorded $37,000 in other income related to an anti-trust class action settlement related to the purchase of US government agency securities over several years.   The remaining negative variance is due primarily to reduced merchant fee income, title insurance income, bank owned life insurance and mortgage serving fees and of $24,000, $14,000, $12,000 and $10,000, respectively.

For the nine months ended September 30, 2022, non-interest income was $2,734,000 a decrease of $4,591,000 compared to the same period in 2021, primarily due to the change in fair value of the equity portfolio totaling $3,467,000.  Realized gain on sale of securities was $493,000, a decline of $547,000 for the nine months ended September 30, 2022, compared with the same period in 2021.  Net gain on sale of loans decreased $531,000 when comparing the nine months ended September 30, 2022 with the same period in 2021, as there was a decrease in mortgage originations.  Increases in non-interest income for the nine months ended September 30, 2022 compared to the same period in 2021 comprise:  fees for services to customers, ATM and debit card fees, and retail brokerage and advisory income, which increased $252,000, $26,000, and $26,000, respectively.  Other non-interest income decreased $278,000 due primarily to a life insurance benefit of $193,000 realized during the first quarter of 2021.

Non-Interest Expense

Total non-interest expense was $7,814,000 for the third quarter of 2022, compared with $7,790,000  for the same period in 2021.  Salaries and benefits expense decreased $183,000, or 3.9%, to $4,371,000 when comparing the two quarters.  Salary expense and related payroll taxes decreased $172,000, to $3,727,000 during the third quarter 2022 compared to the same period in 2021 with decreases in incentive bonus and related taxes of $263,000 and stock-based compensation expense of $13,000, offset in part by increased salary expense and related taxes of $104,000.  Benefits expense decreased $11,000, when comparing the two periods.

Net occupancy and furniture and equipment expense increased $65,000, or 5.2%, to $1,314,000 for the third quarter 2022 due to increased software maintenance of $93,000, offset in part by decreased depreciation expense of $25,000.

Other non-interest expense increased $142,000, or 7.1%, when comparing third quarter 2022 with the same period in 2021 due to increased third-party services, timing of tax credits, travel and entertainment, and ATM and check card expense, offset in part by decreased FDIC insurance, marketing expense and the reimbursement of special asset costs.

For the nine months ended September 30, 2022, non-interest expense was $23,373,000, an increase of $511,000, or 2.2%, compared to the same period in 2021.

Provision for income taxes decreased $51,000 to $634,000 in the third quarter 2022 due to decreased pre-tax income and a lower effective tax rate,  compared with the same period in 2021.  The effective tax rates for the quarter and nine months ended September 30, 2022 were 15.7% and 16.7%, respectively, compared with 16.2% and 19.1%, respectively, for the same periods in 2021.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Mary E. Liddle
	President & Chief Executive Officer	Acting Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5718
	dfreeman@qnbbank.com	mliddle@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21
Assets	$1,645,068	$1,646,695	$1,647,986	$1,673,340	$1,658,544
Cash and cash equivalents	17,218	17,094	13,260	13,390	24,160
Investment securities
Debt securities, AFS	555,710	609,567	656,846	692,360	664,053
Equity securities	10,444	11,617	12,652	12,410	15,084
Loans held-for-sale	-	-	-	-	2,706
Loans receivable	1,008,306	963,414	926,369	926,470	923,778
Allowance for loan losses	(11,338)	(11,297)	(11,231)	(11,184)	(11,214)
Net loans	996,968	952,117	915,138	915,286	912,564
Deposits	1,476,668	1,467,728	1,451,753	1,449,745	1,431,825
Demand, non-interest bearing	236,167	240,281	242,024	243,006	248,282
Interest-bearing demand, money market and savings	1,065,472	1,065,638	1,046,074	1,038,366	1,010,547
Time	175,029	161,809	163,655	168,373	172,996
Short-term borrowings	92,896	77,836	76,738	68,476	71,426
Long-term debt	10,000	10,000	10,000	10,000	10,000
Shareholders' equity	58,124	83,738	102,498	136,494	135,968

Asset Quality Data (Period End)
Non-accrual loans	$6,337	$7,085	$7,272	$7,530	$7,827
Loans past due 90 days or more and still accruing	-	-	-	-
Restructured loans	4,357	4,309	4,375	4,142	4,317
Non-performing loans	10,694	11,394	11,647	11,672	12,144
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$10,694	$11,394	$11,647	$11,672	$12,144

Allowance for loan losses	$11,338	$11,297	$11,231	$11,184	$11,214

Non-performing loans / Loans excluding held-for-sale	1.06%	1.18%	1.26%	1.26%	1.31%
Non-performing assets / Assets	0.65%	0.69%	0.71%	0.70%	0.73%
Allowance for loan losses / Loans excluding held-for-sale	1.12%	1.17%	1.21%	1.21%	1.21%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended
For the period:	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	9/30/22	9/30/21

Interest income	$13,546	$12,327	$11,809	$11,938	$11,721	$37,682	$34,832
Interest expense	2,167	1,224	1,073	1,130	1,137	4,464	3,513
Net interest income	11,379	11,103	10,736	10,808	10,584	33,218	31,319
Provision for loan losses	-	-	-	-	-	-	458
Net interest income after provision for loan losses	11,379	11,103	10,736	10,808	10,584	33,218	30,861
Non-interest income:
Fees for services to customers	423	403	384	368	363	1,210	958
ATM and debit card	669	705	641	693	687	2,015	1,989
Retail brokerage and advisory income	194	205	205	208	218	604	578
Net realized gain on investment securities	-	457	36	766	404	493	1,040
Unrealized gain (loss) on equity securities	(1,174)	(1,446)	(8)	87	(836)	(2,628)	839
Net gain on sale of loans	6	-	-	58	65	6	537
Other	366	315	353	348	414	1,034	1,312
Total non-interest income	484	639	1,611	2,528	1,315	2,734	7,253
Non-interest expense:
Salaries and employee benefits	4,371	4,205	4,266	4,540	4,554	12,842	12,913
Net occupancy and furniture and equipment	1,314	1,274	1,265	1,273	1,249	3,853	3,742
Other	2,129	2,267	2,282	2,322	1,987	6,678	6,207
Total non-interest expense	7,814	7,746	7,813	8,135	7,790	23,373	22,862
Income before income taxes	4,049	3,996	4,534	5,201	4,109	12,579	15,252
Provision for income taxes	634	647	824	1,052	685	2,105	2,909
Net income	$3,415	$3,349	$3,710	$4,149	$3,424	$10,474	$12,343

Share and Per Share Data:
Net income - basic	$0.96	$0.94	$1.04	$1.17	$0.96	$2.94	$3.47
Net income - diluted	$0.96	$0.94	$1.04	$1.17	$0.96	$2.94	$3.47
Book value	$16.25	$23.47	$28.81	$38.41	$38.25	$16.25	$38.25
Cash dividends	$0.36	$0.36	$0.36	$0.35	$0.35	$1.08	$1.05
Average common shares outstanding - basic	3,567,987	3,559,185	3,552,854	3,549,584	3,554,664	3,560,064	3,555,420
Average common shares outstanding - diluted	3,567,987	3,559,185	3,554,456	3,550,542	3,555,832	3,560,064	3,555,420

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended
For the period:	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21	9/30/22	9/30/21
Selected Ratios:
Return on average assets	0.78%	0.79%	0.90%	0.98%	0.84%	0.82%	1.06%
Return on average shareholders' equity	9.20%	9.28%	10.60%	11.82%	9.92%	9.68%	12.31%
Net interest margin (tax equivalent)	2.72%	2.73%	2.71%	2.68%	2.72%	2.72%	2.83%
Efficiency ratio (tax equivalent)	64.88%	64.98%	62.35%	59.29%	64.47%	64.04%	58.48%
Average shareholders' equity to total average assets	8.53%	8.51%	8.47%	8.43%	8.53%	8.50%	8.61%
Net loan charge-offs (recoveries)	$(41)	$(66)	$(47)	$30	$(12)	$(154)	$70
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.02%	-0.03%	-0.02%	0.01%	-0.01%	-0.02%	0.01%

Balance Sheet (Average)
Assets	$1,727,132	$1,700,600	$1,675,385	$1,672,267	$1,623,704	$1,701,272	$1,556,429
Investment securities (AFS & Equities)	691,010	710,856	710,109	690,792	600,355	703,922	523,844
Loans receivable	984,968	944,773	918,602	918,631	922,187	949,691	931,180
Deposits	1,475,668	1,458,921	1,444,049	1,440,611	1,389,149	1,459,662	1,331,631
Shareholders' equity	147,296	144,688	141,986	139,227	136,888	144,676	134,008